Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2012, with respect to the financial statements, schedule and internal control over financial reporting included in the Annual Report of Computer Programs and Systems, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Computer Programs and Systems, Inc. on Forms S-8 (File No. 333-97431, effective July 31, 2002 and File No. 333-131165, effective January 20, 2006).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

March 12, 2012